NEWS RELEASE

TimkenSteel Announces Fourth-Quarter, Full-Year 2018 Results; Exceeds Guidance for Quarter

•	Fourth-quarter net sales increased 19 percent year over year with improved product mix, higher prices and increased volume

•	Company positioned to deliver earnings growth in 2019

CANTON, Ohio: February 20, 2019 - TimkenSteel (NYSE: TMST, timkensteel.com), a leader in customized alloy steel products and services, today reported fourth-quarter 2018 net sales of
$406 million and a net loss of $40 million or minus $0.89 per diluted share. In the same quarter last year, net sales were $341 million with a net loss of $34 million or minus $0.76 per diluted share. Adjusted EBITDA(1) for fourth-quarter 2018 was $26.7 million, an increase of $19 million over the same quarter last year.
For full-year 2018, net sales were $1.6 billion with a net loss of $32 million. In comparison, full-year 2017 net sales were $1.3 billion with a net loss of $44 million. Adjusted EBITDA(1) for full-year 2018 was $105 million, compared with $69 million in the prior year. The year-over-year increase in adjusted EBITDA was driven primarily by strong end-market demand, a richer product mix and improved price.
"We ended the year strong, delivering adjusted EBITDA and ship tons that exceeded our guidance for the quarter. Our performance was a culmination of the hard work by our entire team throughout 2018, during which we set several manufacturing and operational records, increased on-time delivery to over 90 percent by year-end, and achieved our safest year on record,” said Tim Timken, chairman, CEO and president. "In 2019, we plan to build on what we accomplished in the past year with continued improvement in product mix and pricing, as well as a focus on operational excellence to drive shareholder value."
FOURTH-QUARTER 2018 FINANCIAL SUMMARY
Fourth-quarter net sales increased $65 million or 19 percent year over year.

•	Ship tons were 294,500, an increase of 3 percent over fourth-quarter 2017, due to strong operational execution and increased energy shipments.

•	Net sales benefited from improved product mix, higher prices and increased volume.

•	Surcharge revenue of $104 million represents a 34 percent increase from the prior-year quarter as a result of higher volumes and a rise in the No. 1 Busheling Index.

(1) Please see discussion of non-GAAP financial measures in this news release.

TimkenSteel Corporation
1835 Dueber Ave. S.W., GNE-14, Canton, OH 44706
Media Contact: Carla Wooley, APR	Investor Contact: Mitch Byrnes
P 330.471.7760	P 330.471.7000
news@timkensteel.com	ir@timkensteel.com

Fourth-quarter 2018 EBIT(1) was a loss of $35 million compared with a loss of $30 million for the same period a year ago. Adjusted EBIT(1) was $8.7 million, an improvement of $19 million from fourth-quarter 2017.

•	Higher demand from energy markets along with lower OCTG billet volume and several price increases resulted in improved year-over-year product mix, price and volume.

•
Manufacturing costs included the benefit of fixed-cost leverage and the timing of scheduled maintenance, with scheduled maintenance occurring in the third-quarter 2018 compared with the fourth-quarter 2017. These benefits were offset by inflation and the anticipated carryover cost from third-quarter 2018 production.

FIRST-QUARTER 2019 OUTLOOK

•	Shipments are expected to be approximately 30,000 tons less than fourth-quarter 2018, primarily influenced by a reduction in OCTG billet demand.

•	Product mix and price will be improved over fourth-quarter 2018.

•	Raw material spread is expected to be a headwind due to a decline in the No. 1 Busheling Index compared with fourth-quarter 2018.

•	Planned production downtime to balance inventory with short-term demand will result in lower fixed-cost leverage, along with maintenance and consumables headwinds.

•	Net income (loss) is projected to be between $(4) million and $6 million.

•	EBITDA(1) is projected to be between $20 million and $30 million.
FULL-YEAR 2019 ADDITIONAL INFORMATION

•	Significant benefit from improved price and product mix is expected throughout 2019.

•
Increased pension and post-retirement benefit expense of $13 million is expected (recorded in “other expense, net” on the consolidated income statement) due to lower 2018 pension asset returns and updated actuarial assumptions.

•	2019 capital spending is projected to be approximately $50 million.

The company will host a conference call at 9 a.m. ET on Thursday, Feb. 21, to discuss its financial performance with investors and securities analysts. The financial results and conference call materials will be available online at investors.timkensteel.com.

(1) Please see discussion of non-GAAP financial measures in this news release.

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TimkenSteel Earnings Call Information:

Conference Call	Thursday, Feb. 21, 2019 9 a.m. ET Toll-free dial-in: 833-238-7951 International dial-in: 647-689-4199 Conference ID: 3783677
Conference Call Replay	Replay dial-in available through Feb. 28, 2018 800-585-8367 or 416-621-4642 Replay passcode: 3783677
About TimkenSteel Corporation
TimkenSteel (NYSE:TMST, timkensteel.com) creates tailored steel products and services for demanding applications, helping customers push the bounds of what's possible within their industries. The company reaches around the world in its customers' products and leads North America in large alloy steel bars (up to 16 inches in diameter) and seamless mechanical tubing made of its special bar quality (SBQ) steel, as well as supply chain and steel services. TimkenSteel operates warehouses and sales offices in five countries and has made its steel in America for more than 100 years. In 2018, the company posted sales of $1.6 billion and also achieved its safest year on record. Follow us on Twitter @TimkenSteel and on Instagram.
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NON-GAAP FINANCIAL MEASURES
TimkenSteel reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”) and corresponding metrics as non-GAAP financial measures. This earnings release includes references to the following non-GAAP financial measures: EBIT, Adjusted EBIT, EBITDA and Adjusted EBITDA. These are important financial measures used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that reporting these non-GAAP financial measures is useful to investors as these measures are representative of the company’s performance and provide improved comparability of results. See the attached schedules for definitions of the non-GAAP financial measures referred to above and corresponding reconciliations of these non-GAAP financial measures to the most comparable GAAP financial measures. Non-GAAP financial measures should be viewed as additions to, and not as alternatives for, TimkenSteel's results prepared in accordance with GAAP. In addition, the non-GAAP measures TimkenSteel uses may differ from non-GAAP measures used by other companies, and other companies may not define the non-GAAP measures TimkenSteel uses in the same way.

FORWARD-LOOKING STATEMENTS
This news release includes “forward-looking” statements within the meaning of the federal securities laws. You can generally identify the company’s forward-looking statements by words such as "will," “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “outlook,” “intend,” “may,” “possible,” “potential,” “predict,” “project,” “seek,” “target,” “could,” “may,” “should” or “would” or other similar words, phrases or expressions that convey the uncertainty of future events or outcomes. The company cautions readers that actual results may differ materially from those expressed or implied in forward-looking statements made by or on behalf of the company due to a variety of factors, such as: deterioration in world economic conditions, or in economic conditions in any of the geographic regions in which the company conducts business, including additional adverse effects from global economic slowdown, terrorism or hostilities, including political risks associated with the potential instability of governments and legal systems in countries in which the company or its customers conduct business, and changes in currency valuations; the effects of fluctuations in customer demand on sales, product mix and prices in the industries in which the company operates, including the ability of the company to respond to rapid changes in customer demand, the effects of customer bankruptcies or liquidations, the impact of changes in industrial business cycles, and whether conditions of fair trade exist in U.S. markets; competitive factors, including changes in market penetration, increasing price competition by existing or new foreign and domestic competitors, the introduction of new products by existing and new competitors, and new technology that may impact the way the company’s products are sold or distributed; changes in operating costs, including the effect of changes in the company’s manufacturing processes, changes in costs associated with varying levels of operations and manufacturing

NEWS RELEASE - Page 4

capacity, availability of raw materials and energy, the company’s ability to mitigate the impact of fluctuations in raw materials and energy costs and the effectiveness of its surcharge mechanism, changes in the expected costs associated with product warranty claims, changes resulting from inventory management, cost reduction initiatives and different levels of customer demands, the effects of unplanned work stoppages, and changes in the cost of labor and benefits; the success of the company’s operating plans, announced programs, initiatives and capital investments (including the jumbo bloom vertical caster and advanced quench-and-temper facility), the ability to integrate acquired companies, the ability of acquired companies to achieve satisfactory operating results, including results being accretive to earnings, and the company’s ability to maintain appropriate relations with unions that represent its associates in certain locations in order to avoid disruptions of business; unanticipated litigation, claims or assessments, including claims or problems related to intellectual property, product liability or warranty, and environmental issues and taxes, among other matters; the availability of financing and interest rates, which affect the company’s cost of funds and/or ability to raise capital, the company’s pension obligations and investment performance, and/or customer demand and the ability of customers to obtain financing to purchase the company’s products or equipment that contain its products; the amount of any dividend declared by the company’s Board of Directors on the company’s common shares; and the overall impact of mark-to-market accounting. Additional risks relating to the company’s business, the industries in which the company operates or the company’s common shares may be described from time to time in the company’s filings with the SEC. All of these risk factors are difficult to predict, are subject to material uncertainties that may affect actual results and may be beyond the company’s control. Readers are cautioned that it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results and that the above list should not be considered to be a complete list. Except as required by the federal securities laws, the company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

NEWS RELEASE - Page 5

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,		Years Ended December 31,
(Dollars in millions, except per share data) (Unaudited)	2018	2017	2018	2017
Net sales	$406.4	$341.4	$1,610.6	$1,329.2
Cost of products sold	379.3	332.9	1,505.7	1,261.4
Gross Profit	27.1	8.5	104.9	67.8
Selling, general & administrative expenses (SG&A)	24.6	22.8	98.2	90.5
Impairment and restructuring charges	—	0.7	0.9	0.7
Other expense, net	(37.3)	(14.8)	(18.6)	(4.1)
Earnings (Loss) Before Interest and Taxes (EBIT) (1)	(34.8)	(29.8)	(12.8)	(27.5)
Interest expense	4.2	3.8	17.1	14.8
Loss Before Income Taxes	(39.0)	(33.6)	(29.9)	(42.3)
Provision for income taxes	0.6	0.3	1.8	1.5
Net Loss	($39.6)	($33.9)	($31.7)	($43.8)

Net Loss per Common Share:
Basic loss per share	($0.89)	($0.76)	($0.71)	($0.99)
Diluted loss per share (2)	($0.89)	($0.76)	($0.71)	($0.99)

Weighted average shares outstanding - basic	44.6	44.4	44.6	44.4
Weighted average shares outstanding - diluted	44.6	44.4	44.6	44.4

(1) EBIT is defined as net loss before interest expense and income taxes. EBIT is an important financial measure used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that reporting EBIT is useful to investors as this measure is representative of the Company's performance.

(2) Common share equivalents for shares issuable for equity-based awards and common share equivalents for shares issuable upon the conversion of outstanding convertible notes for all periods presented were excluded from the computation of diluted loss per share because the effect of their inclusion would have been anti-dilutive.

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CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in millions) (Unaudited)	December 31, 2018	December 31, 2017
ASSETS
Cash and cash equivalents	$21.6	$24.5
Accounts receivable, net of allowances	163.4	149.8
Inventories, net	296.8	224.0
Deferred charges and prepaid expenses	3.5	3.9
Other current assets	6.1	8.0
Total Current Assets	491.4	410.2
Property, Plant and Equipment, net	674.4	706.7
Pension assets	10.5	14.6
Intangible assets, net	17.8	19.9
Other non-current assets	3.5	5.2
Total Other Assets	31.8	39.7
Total Assets	$1,197.6	$1,156.6

LIABILITIES
Accounts payable	$160.6	$135.3
Salaries, wages and benefits	36.8	32.4
Accrued pension and postretirement costs	3.0	11.5
Other current liabilities	20.4	27.6
Total Current Liabilities	220.8	206.8
Convertible notes, net	74.1	70.1
Other long-term debt	115.0	95.2
Accrued pension and postretirement costs	240.0	210.8
Deferred income taxes	0.8	0.3
Other non-current liabilities	11.7	12.7
Total Non-Current Liabilities	441.6	389.1
SHAREHOLDERS' EQUITY
Additional paid-in capital	846.3	843.7
Retained deficit	(269.2)	(238.0)
Treasury shares	(33.0)	(37.4)
Accumulated other comprehensive loss	(8.9)	(7.6)
Total Shareholders' Equity	535.2	560.7
Total Liabilities and Shareholders' Equity	$1,197.6	$1,156.6

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CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in millions) (Unaudited)	Three Months Ended December 31,		Years Ended December 31,
	2018	2017	2018	2017
Operating Activities
Net loss	($39.6)	($33.9)	($31.7)	($43.8)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	18.0	18.5	73.0	74.9
Amortization of deferred financing fees and debt discount	1.2	0.9	5.5	4.0
Impairment charges and loss on sale or disposal of assets	—	1.2	0.9	1.6
Deferred income taxes	0.5	(1.0)	0.8	(0.3)
Stock-based compensation expense	1.4	1.6	7.3	6.5
Pension and postretirement expense (benefit), net	41.7	20.1	37.4	24.7
Pension and postretirement contributions and payments	(0.7)	(1.8)	(13.1)	(4.3)
Changes in operating assets and liabilities:
Accounts receivable, net	8.7	10.8	(13.6)	(58.2)
Inventories, net	(11.5)	(4.5)	(72.8)	(59.8)
Accounts payable	20.9	(1.1)	24.4	45.7
Other accrued expenses	2.1	7.6	(3.8)	18.3
Deferred charges and prepaid expenses	1.2	0.9	0.4	(0.5)
Other, net	3.0	0.5	3.8	(0.7)
Net Cash Provided by Operating Activities	46.9	19.8	18.5	8.1
Investing Activities
Capital expenditures	(22.3)	(21.1)	(40.0)	(33.0)
Proceeds from disposals of property, plant and equipment	—	—	1.0	—
Net Cash Used by Investing Activities	(22.3)	(21.1)	(39.0)	(33.0)
Financing Activities
Proceeds from exercise of stock options	—	—	0.2	0.2
Shares surrendered for employee taxes on stock compensation	—	—	(0.7)	(1.4)
Revenue Refunding Bonds repayment	—	—	(30.2)	—
Repayments on credit agreements	(30.0)	—	(105.0)	(5.0)
Borrowings on credit agreements	—	—	155.0	30.0
Debt issuance costs	—	—	(1.7)	—
Net Cash Provided (Used) by Financing Activities	(30.0)	—	17.6	23.8
Decrease In Cash and Cash Equivalents	(5.4)	(1.3)	(2.9)	(1.1)
Cash and cash equivalents at beginning of period	27.0	25.8	24.5	25.6
Cash and Cash Equivalents at End of Period	$21.6	$24.5	$21.6	$24.5

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Reconciliation of Earnings (Loss) Before Interest and Taxes (EBIT) (1), Adjusted EBIT (3), Earnings (Loss) Before Interest, Taxes, Depreciation and Amortization (EBITDA) (2) and Adjusted EBITDA (4) to GAAP Net Income (Loss):

This reconciliation is provided as additional relevant information about the Company's performance. EBIT, Adjusted EBIT, EBITDA, and Adjusted EBITDA are important financial measures used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that reporting EBIT, Adjusted EBIT, EBITDA, and Adjusted EBITDA is useful to investors as these measures are representative of the Company's performance. Management also believes that it is appropriate to compare GAAP net income (loss) to EBIT, Adjusted EBIT, EBITDA and Adjusted EBITDA.

	Three Months Ended December 31,		Years Ended December 31,

(Dollars in millions) (Unaudited)	2018	2017	2018	2017
Net loss	($39.6)	($33.9)	($31.7)	($43.8)

Provision for income taxes	0.6	0.3	1.8	1.5
Interest expense	4.2	3.8	17.1	14.8
Earnings (Loss) Before Interest and Taxes (EBIT) (1)	($34.8)	($29.8)	($12.8)	($27.5)
EBIT Margin (1)	(8.6)%	(8.7)%	(0.8)%	(2.1)%

Depreciation and amortization	18.0	18.5	73.0	74.9
Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) (2)	($16.8)	($11.3)	$60.2	$47.4
EBITDA Margin (2)	(4.1)%	(3.3)%	3.7%	3.6%

Executive severance costs	—	—	(1.7)	—
Loss from remeasurement of benefit plans	(43.5)	(19.5)	(43.5)	(21.8)
Adjusted EBIT (3)	$8.7	($10.3)	$32.4	($5.7)
Adjusted EBIT Margin (3)	2.1%	(3.0)%	2.0%	(0.4)%
Adjusted EBITDA (4)	$26.7	$8.2	$105.4	$69.2
Adjusted EBITDA Margin (4)	6.6%	2.4%	6.5%	5.2%

(1) EBIT is defined as net loss before interest expense and income taxes. EBIT Margin is EBIT as a percentage of net sales.
(2) EBITDA is defined as net loss before interest expense, income taxes, depreciation and amortization. EBITDA Margin is EBITDA as a percentage of net sales.
(3) Adjusted EBIT is defined as EBIT excluding executive severance costs for the twelve months ended December 31, 2018 and loss from remeasurement of benefit plans for the three and twelve months ended December 31, 2018 and 2017. Adjusted EBIT Margin is Adjusted EBIT as a percentage of net sales.

(4) Adjusted EBITDA is defined as EBITDA excluding executive severance costs for the twelve months ended December 31, 2018 and loss from remeasurement of benefit plans for the three and twelve months ended December 31, 2018 and 2017. Adjusted EBITDA Margin is Adjusted EBITDA as a percentage of net sales.

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Reconciliation of Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) (1) to GAAP Net Income:
This reconciliation is provided as additional relevant information about the Company's first-quarter guidance. EBITDA is an important financial measure used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that reporting EBITDA is useful to investors as this measure is representative of the Company's performance. Management also believes that it is appropriate to compare GAAP net income (loss) to EBITDA.

	Three Months Ended March 31,
(Dollars in millions) (Unaudited)	2019	2019
	Low	High
Net Income (Loss)	($4.0)	$6.0

Provision for income taxes	1.0	1.0
Interest expense	4.0	4.0
Depreciation and amortization	19.0	19.0
Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) (1)	$20.0	$30.0

(1) EBITDA is defined as net income (loss) before interest expense, income taxes, depreciation and amortization.

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